Exhibit 4.3

MERCURY INTERACTIVE CORPORATION

AMENDMENT NO. THREE TO PREFERRED SHARES RIGHTS AGREEMENT

THIS AMENDMENT NO. THREE TO THE PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment No. Three”) is made as of this 23rd day of April, 2003 by and between MERCURY INTERACTIVE CORPORATION, a Delaware corporation (the “Company”), and CHASEMELLON SHAREHOLDER SERVICES, LLC, successor to WELLS FARGO BANK NATIONAL ASSOCIATION, a national bank association, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment No. Three and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Preferred Shares Rights Agreement dated as of July 5, 1996, as previously amended (the “Rights Agreement”);

WHEREAS, the parties desire to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(c) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(c) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities;

(i) which such Person and or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation) (other than securities acquired or to be acquired pursuant to customary agreements with or between underwriters, initial purchasers and/or selling group members with respect to a bona fide public offering of securities or a private placement of securities by the Company pursuant to an exemption under the Securities Act of 1933, as amended);

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise (other than, in each case, rights, warrants or options acquired or to be acquired pursuant to customary agreements with or between underwriters, initial purchasers and/or selling group members with respect to a bona fide public offering of securities or a private placement of securities by the Company pursuant to an exemption under the Securities Act of 1933, as amended); provided, however, that a Person shall not be deemed pursuant to this Section 1(c)(ii)(A) the Beneficial Owner of, or to beneficially own, (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (2) securities which a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this Section 1(c)(ii)(B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company (other than, in each case, securities acquired or to be acquired pursuant to customary agreements with or between underwriters, initial purchasers and/or selling group members with respect to a bona fide public offering of securities or a private placement of securities by the Company pursuant to an exemption under the Securities Act of 1933, as amended); provided, however, that in no case shall an officer or director of the Company be deemed (x) the Beneficial Owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company or (y) the Beneficial Owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan.”

2. The Rights Agreement, as amended by this Amendment No. Three, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties herein have caused this Amendment No. Three to be duly executed and attested, all as of the date and year first above written.

ATTEST:		MERCURY INTERACTIVE CORPORATION

By:	/s/ SUSAN J. SKAER	By:	/s/ DOUGLAS SMITH
Name:	Susan J. Skaer	Name:	Douglas Smith
Title:	Secretary	Title:	Chief Financial Officer

ATTEST:		MELLON INVESTOR SERVICES LLC

Formerly CHASEMELLON SHAREHOLDER SERVICES LLC Rights Agent

By:	/s/ SHARON MAGIDSON	By:	/s/ CECIL D. BOBEY
Name:	Sharon Magidson	Name:	Cecil D. Bobey
Title:	Vice President	Title:	Assistant Vice President